SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No. 1)



                           Nord Resources Corporation
 ------------------------------------------------------------------------------
                                (Name of Issuer)



                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    655555100
-------------------------------------------------------------------------------
                                 (CUSIP Number)



                                December 31, 2008
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [x]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

----------
(1) The remainder of this cover page shall be filled out for a Reporting Person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.
655555100

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Geologic Resource Partners LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]
3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER
0

6.   SHARED VOTING POWER

8,426,949


7.   SOLE DISPOSITIVE POWER
0


8.   SHARED DISPOSITIVE POWER

8,426,949


9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

8,426,949


10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

12.2%


12.  TYPE OF REPORTING PERSON*

CO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.
655555100

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

George R. Ireland

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER
0

6.   SHARED VOTING POWER

8,426,949


7.   SOLE DISPOSITIVE POWER
0


8.   SHARED DISPOSITIVE POWER

8,426,949


9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

8,426,949


10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

12.2%


12.  TYPE OF REPORTING PERSON*

IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.
655555100

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Geologic Resource Fund Ltd.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     4,186,648

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     4,186,648

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,186,648

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                   [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.1%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO

CUSIP No.
655555100

Item 1(a).  Name of Issuer:

                           Nord Resources Corporation
------------------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:


             One West Wetmore Road, Suite 203, Tucson, Arizona 85705
-------------------------------------------------------------------------------

Item 2(a).  Name of Persons Filing:


                         Geologic Resource Partners LLC
                                George R. Ireland
                           Geologic Resource Fund Ltd.
--------------------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:


                               535 Boylston Street
                                Boston, MA 02116
                            United States of America
--------------------------------------------------------------------------------

Item 2(c).  Citizenship:


                    Geologic Resource Partners LLC: Delaware
                   George R. Ireland: United States of America
                  Geologic Resource Fund Ltd.: Cayman Islands
--------------------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:


                                  Common Stock

--------------------------------------------------------------------------------
Item 2(e).  CUSIP Number:


                                    655555100
--------------------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

                   Geologic Resource Partners LLC - 8,426,949
                          George R. Ireland - 8,426,949
                     Geologic Resource Fund Ltd. - 4,186,648
-------------------------------------------------------------------------------

     (b)  Percent of class:

                     Geologic Resource Partners LLC - 12.2%
                            George R. Ireland - 12.2%
                       Geologic Resource Fund Ltd. - 6.1%
--------------------------------------------------------------------------------

     (c)  Number of shares as to which the Reporting Persons have:

          (i)   Sole power to vote or to direct the vote
                                        0
------------------------------------------------------------------------------

          (ii)  Shared power to vote or to direct the vote
                   Geologic Resource Partners LLC - 8,426,949
                          George R. Ireland - 8,426,949
                     Geologic Resource Fund Ltd. - 4,186,648
--------------------------------------------------------------------------------

          (iii) Sole power to dispose or to direct the
                disposition of
                                        0
-------------------------------------------------------------------------------

          (iv)  Shared power to dispose or to direct the
                disposition of
                   Geologic Resource Partners LLC - 8,426,949
                          George R. Ireland - 8,426,949
                     Geologic Resource Fund Ltd. - 4,186,648
-------------------------------------------------------------------------------

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

                                       N/A
--------------------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

                                       N/A
-------------------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

                                       N/A
--------------------------------------------------------------------------------

Item 8.  Identification  and  Classification  of Members of the Group.

     If a group has filed this schedule pursuant to s.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to s.240.13d-1(c) or s.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

                                       N/A
--------------------------------------------------------------------------------


Item 9.  Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

                                       N/A
-------------------------------------------------------------------------------
Item 10.  Certification.

     By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                               January 13, 2009
                                               -----------------------
                                                        (Date)


                                          Geologic Resource Partners LLC*

                                               By: /s/ George R. Ireland
                                               -------------------------
                                               Name: George R. Ireland
                                               Title: Managing Member


                                               /s/ George R. Ireland*
                                               ----------------------------
                                               George R. Ireland


                                          Geologic Resource Fund Ltd.*

                                          By Geologic Resource Partners LLC, its
                                          investment manager

                                               By:  /s/ George R. Ireland
                                                    -------------------------
                                                    George R. Ireland
                                                    Chief Investment Officer


* The Reporting Persons disclaim beneficial ownership in the Common Stock, except to the extent of his or its pecuniary interest therein.

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                                Exhibit A


                                    AGREEMENT

     The undersigned agree that this Schedule 13G, Amendment No. 1, dated January 13, 2009 relating to the Common Stock of Nord Resources Corporation shall be filed on behalf of the undersigned.


                                          Geologic Resource Partners LLC

                                               By: /s/ George R. Ireland
                                               -------------------------
                                               Name: George R. Ireland
                                               Title: Managing Member


                                               /s/ George R. Ireland
                                               ----------------------------
                                               George R. Ireland


                                          Geologic Resource Fund Ltd.

                                          By Geologic Resource Partners LLC, its
                                          investment manager

                                               By:  /s/ George R. Ireland
                                                    ----------------------------
                                                    George R. Ireland
                                                    Chief Investment Officer

SK 25742 0003 954874